Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Jefferson L. Harralson (“Executive”) and United Community Banks, Inc. (“UCBI”) with respect to Executive’s separation of employment with UCBI.

WHEREAS, Executive and UCBI have mutually agreed that the Executive’s employment with UCBI will end on December 31, 2026 (the “Employment Termination Date”); and

WHEREAS, Executive and UCBI are parties to that certain Change in Control Continuity Agreement dated February 14, 2023 (the “Retention Agreement”); and

WHEREAS, it is the desire of UCBI and the Executive to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive’s resignation as an officer of UCBI; (ii) the termination of the Retention Agreement; and (iii) the Executive’s release of claims, all upon the terms set forth herein;

THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, Executive and UCBI agree as follows:

1.             Termination of Employment and Retention Agreement.  The Executive hereby resigns, effective as of the Employment Termination Date, as Executive Vice President and Chief Financial Officer of UCBI and from all other positions with UCBI and its affiliates.  The Executive’s employment with UCBI is at-will and will continue until: (a) the close of business on the Employment Termination Date; or (b) such earlier date on which Executive’s employment with UCBI is terminated: (i) by the Executive’s death, (ii) by UCBI in the event that the Executive incurs a Disability (as defined in the Retention Agreement), (iii) by UCBI with Cause (as defined in the Retention Agreement); or (iv) by the Executive’s voluntary resignation, at which time his employment with UCBI shall terminate (the “Separation Date”). The Retention Agreement shall terminate on the Separation Date and neither UCBI nor the Executive shall have any further rights or obligations thereunder.  Following the Separation Date, the respective rights and obligations of the parties shall be governed by the terms of this Agreement; provided, however, that notwithstanding the foregoing, in the event Executive, prior to the Separation Date becomes eligible for benefits pursuant to Section 4 of the Retention Agreement, then this Agreement shall cease to be effective and Executive shall receive only the benefits provided by the Retention Agreement.

2.             Payments and Benefits.  UCBI shall make the payments and provide the benefits set forth in this Section 2.

(a)           Monthly Salary; Auto Allowance The Executive shall receive his monthly: (i) base salary of Forty-Seven Thousand, Nine Hundred Sixteen and 67/100 Dollars ($47,916.67); and (ii) auto allowance of One Thousand Two Hundred Fifty and 00/100 Dollars ($1,250.00) for each month through the Separation Date, payable in accordance with UCBI’s regular payroll policies and processes.

(b)           Short- and Long-Term Incentive Award Opportunities. Any annual cash incentive award earned by the Executive for UCBI’s 2026 fiscal year will be determined based on the achievement of previously-established performance goals and objectives applicable to the Executive and will be paid to Executive pursuant to the terms of the applicable incentive plan document no later than March 15, 2027. Any outstanding long-term incentive awards that either are currently vested or that vest on or before the Separation Date will be distributed to Executive in accordance with the terms of the applicable plan documents.

(c)           Employee Benefit Plans. While employed through the Separation Date Executive will be eligible to participate in the employee benefit plans of general applicability that are maintained by UCBI. Afterwards, UCBI will have no obligation to provide further life insurance benefits, but upon payment of the appropriate premiums, Executive will have the right to continue his participation in UCBI's group health coverage plan under the applicable COBRA regulations. Regarding benefits under the Modified Retirement Plan, as of the Employment Termination Date, the Executive will have satisfied the Early Retirement Eligibility Criteria outlined in his Participation Agreement dated June 26, 2019 (specifically, reaching age 60 and completing five years of service). Therefore, Executive will be entitled to receive his Minimum Early Retirement Benefit in the amount of $70,000 annually, payable as a life annuity for the Executive’s lifetime, or as adjusted if an Alternative Payment Method is elected. Executive shall not be entitled to any other benefits following the Separation Date.

(d)           Expenses. UCBI will reimburse Executive for all reasonable and necessary business expenses incurred by executive on UCBI’s behalf, provided that such expenses conform to UCBI’s expense policy, are accompanied by documentation reasonably satisfactory to UCBI and, in any event, are submitted for reimbursement within five (5) days following the Separation Date.

(e)           Cash Severance. Provided that the Executive has complied with all of the requirements of this Agreement and has executed and delivered to UCBI on or about the Employment Termination Date, and has not revoked, the general release referred to in Section 4 hereof (the “Release”), UCBI shall pay the Executive One Million and 00/100 Dollars ($1,000,000) (the “Severance”) in a single, lump sum payment within fifteen (15) business days after the Employment Termination Date.

(f)            Tax Withholding. UCBI shall deduct from the amounts payable to the Executive pursuant to this Agreement (including without limitation the payment required by Section 2.(f)) the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with UCBI, and all applicable federal and state employment taxes.

(g)           Application of Section 409A. UCBI shall report all payments and other benefits paid or provided pursuant to this Agreement to the extent required by, and in accordance with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event that UCBI or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive hereunder would result in the application of Section 409A, UCBI shall, in consultation with the Executive, modify the Agreement to the extent possible and in the least restrictive manner reasonably available in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive.  Notwithstanding the foregoing, under no circumstance shall UCBI be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A.

(h)           Indemnification. During the term of this Agreement and after Executive’s termination, UCBI shall defend, hold harmless and indemnify Executive from and against any claim arising out of his service as an officer, director or employee of the UCBI or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the UCBI’s request, in each case to the maximum extent permitted by law and under the UCBI ’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.

3.             Executive Agreements and Acknowledgements.  Executive agrees and acknowledges as follows:

(a)           Return of Property. Except as provided otherwise in this Agreement or by law, Executive affirms that he will return without copying or reproducing, all of UCBI’s property, documents, and/or any confidential information in his possession or control on the Separation Date.

(b)           Clawback. Executive agrees that UCBI may require Executive to repay the value of any shares of UCBI common stock or any other compensation that has or may be received by Executive in accordance with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or in accordance with the terms of the any applicable UCBI clawback and/or recoupment policy (including, without limitation, the Policy Relating the Recovery of Erroneously Awarded Compensation adopted pursuant to New York Stock Exchange listing requirements). This Section 3.(b) shall survive the termination of Executive’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to Executive’s misconduct or fraud. Executive agrees to return promptly any such compensation identified in good faith by UCBI by written notice provided. Subject to applicable law, if Executive fails to return such compensation promptly, he agrees that the amount of such compensation may be deducted from any and all other compensation owed to him by UCBI.

(c)           No Claims. Executive agrees that none of UCBI or any of its predecessors, successors (by merger or otherwise), subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”) has breached any oral or written contract that may have existed between Executive and UCBI or any member of the Company Group with respect to his employment or termination of employment nor has any of UCBI or any member of the Company Group, violated any law, statute, rule regulation or ordinance of any governmental authority relating to Executive’s employment.  Executive acknowledges that the payments and other consideration paid hereunder can not and shall not be construed as any admission of liability or wrongdoing on the part of either UCBI or any member of the Company Group.  Executive further acknowledges and agrees that the payments and other benefits being received by him pursuant to this Agreement satisfy any claim that he might have had under the Retention Agreement or any other UCBI policy or practice.  Executive understands that the Release extends to all of the aforementioned claims and potential claims which arose on or before the date of the execution of this Agreement and that may arise on or before the Employment Termination Date, whether now known or unknown, suspected or unsuspected, and his participation as a member of any class asserting any such claims, and that this acknowledgement constitutes an essential term of this Agreement.   Executive understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified. Executive further confirms that he has not reported internally to UCBI any allegations of wrongdoing by UCBI or its officers, including any allegations of corporate fraud, and that he has not been retaliated against for reporting or objecting to any such allegations internally to UCBI.

(d)           Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive hereby waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which UCBI or any member of the Company Group is a party.

(e)           Non-Disparagement. Executive agrees that he shall not, before or after the Separation Date, directly or indirectly, make or authorize any disparaging or defamatory statements regarding UCBI, any member of the Company Group or UCBI’s customers or vendors including, without limitation, communications on social media websites such as Facebook, X (formerly known as Twitter), LinkedIn, or Glassdoor, or blogs. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or any entity which is intended to or has the effect of having any negative impact on the business or reputation of UCBI or any member of the Company Group in the marketplace or otherwise. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Executive from giving testimony pursuant to compulsory process of law.  In determining what constitutes “compulsory process of law,” Executive may rely on advice of counsel of his choice and his expense.

(f)            Non-Solicitation. Executive recognizes and acknowledges that, as a result of his employment by and position with UCBI, he has become familiar with and has acquired knowledge of confidential information and certain other information regarding the other executives and employees, and of the customers and vendors, of UCBI and the Company Group.  Therefore, Executive agrees that, during the twenty-four (24) month period (the “Non-solicitation Period”) following the Separation Date, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of UCBI or any member of the Company Group to end his/her employment with UCBI or any member of the Company Group or to violate any confidentiality, non-competition or employment agreement that such person may have with UCBI or any member of the Company Group or any policy of UCBI or any member of the Company Group.  Furthermore, Executive agrees that, during the Non-solicitation Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person that is a customer or vendor of UCBI or any member of the Company Group to make any change in their business relationship with UCBI or any member of the Company Group. Additionally, as to employees of UCBI or any member of the Company Group, neither Executive nor any person acting in concert with Executive (and with Executive’s knowledge) shall, during the Non-solicitation Period, employ any person who has been employee (above branch-level manager) of UCBI or any member of the Company Group unless that person has ceased to be an employee of UCBI or a member of the Company Group for at least six (6) months.  Executive also shall not communicate in any manner whatsoever, whether directly or indirectly, with any executive employee of UCBI or any member of the Company Group on the topic of the individual's employment with UCBI or any member of the Company Group, his or her plans for employment in the future, or his or her employment with any other entity, other than to say Executive is unable to engage in any such discussions. Executive may request that the restrictions set forth in this Section 3.(f) be waived as to any employee whose employment has been involuntarily terminated by UCBI; provided, however, that the decision whether to waive such restriction shall be in UCBI’s sole discretion and shall not be binding upon UCBI unless such waiver is evidenced by a written agreement that has been executed and delivered by, and is legally binding on, UCBI and the Executive, which, if agreed to by UCBI, may also include terms and conditions that UCBI in its sole discretion are reasonably necessary under the circumstances. Executive and UCBI recognize and acknowledge that the scope, area and time limitations contained in this Section 3.(f) are reasonable and are properly required for the protection of the business interests of UCBI due to Executive's status and reputation in the industry and the knowledge acquired and to be acquired by Executive through his association with UCBI’s business and the public's close identification of Executive with UCBI.  Executive acknowledges and understands that his continuing employment through the Separation Date as well as the payments and benefits provided Executive pursuant to the Agreement as consideration for his execution of this Agreement and his agreement with the terms of the foregoing non-solicitation covenant.

(g)           Confidentiality. Executive confirms that he has not divulged any proprietary or confidential information of UCBI and will continue to maintain the confidentiality of such information consistent with UCBI’s policies and his agreement(s) with UCBI and/or common law.

(h)           Advice of Counsel. Executive represents and warrants that he: (i) has carefully read this Agreement; (ii) understands its contents, meaning and intent; (iii) understanding this document, has freely and voluntarily executed it with the advice of counsel, without compulsion, coercion or duress

4.             Release.  On or about the Employment Termination Date, the Executive and UCBI will execute and deliver the Release in the form attached hereto as Attachment A.

5.             PROTECTED RIGHTS; MONETARY AWARDS.

(a)           Reporting to Governmental Entities. Nothing in this Agreement (including the Release, if and when executed) or any other agreement Executive may have signed or any UCBI policy, prohibits, prevents, or otherwise limits:

(i)	Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), to either house of the U.S. Congress, to an Inspector General, to the U.S. Department of Justice or any other federal, state or local governmental agency or commission (each a “Governmental Entity”); or

(ii)	Executive’s ability to communicate with any Governmental Entity or otherwise participating, testifying or assisting in any investigation, hearing or other proceeding that may be brought by, in conjunction with, or otherwise under the authority of any Governmental Entity, including providing documents or other information, without notice to UCBI.

(b)           Monetary Awards. Nothing in this Agreement (including the Release, if and when executed) is intended to nor shall it prohibit, prevent, or otherwise limit Executive’s rights under the whistleblower provisions of any applicable federal law or regulation, including the SEC’s Rule 21F-17, and, for the avoidance of doubt, limit Executive’s right to receive an award for the information provided to any Governmental Entity under such law or regulation. Executive is also not required to notify or obtain permission from UCBI when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Notwithstanding the foregoing, however, Executive does herby waive, to the extent permitted by law, Executive’s right to any monetary recovery should any Governmental Entity (such as the Equal Employment Opportunity Commission) pursue any claims on his behalf, except for any rights Executive may have to receive a payment from a Governmental Entity (and not UCBI) for information provided to the government agency.

6.             Termination of Employment.

(a)           Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the death or expiration on the Employment Termination Date) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination of Executive by UCBI Executive without Cause or due to Disability (provided that UCBI shall be entitled to pay his base salary in lieu of such notice) or (ii) immediately in the event of a termination by the UCBI with Cause.

(b)           Benefits Upon Termination. If, prior to the Employment Termination Date, Executive’s employment by UCBI is terminated:

(i)	for Cause or due to Executive’s voluntary resignation, UCBI shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from UCBI, any payments or benefits other than payment in lump sum, within thirty (30) days after the Separation Date (unless earlier required by applicable law), of any base salary that had accrued but had not been paid on or before the Separation Date;

(ii)	due to Executive’s Disability or death, UCBI shall have no further obligation to make or provide to Executive (or Executive’s estate in the case of death), and Executive (or Executive’s estate, as applicable) shall have no further right to receive or obtain from UCBI, any payments or benefits other than: (i) payment in lump sum, within thirty (30) days after the Separation Date (unless earlier required by applicable law), of any base salary that had accrued but had not been on or before the Separation Date, (ii) payment in lump sum of any annual bonus earned but not paid for 2026 by no later than March 15, 2027; and (iii) payment in lump sum of a prorata (less $125,000 for every full month remaining between date of death or disability and December 31, 2026) portion of the Severance; and

(iii)	by UCBI without Cause, UCBI shall continue to pay and/or provide, as the case may be, all benefits provided under Sections 2.(a) through 2.(e), inclusive, of the amounts, at the times and subject to the conditions (including receipt of the Release) set forth therein.

7.            Remedies. Executive understands and acknowledges that his violation of Section 3.(e) or Section 3.(f) would cause irreparable harm to UCBI and UCBI would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any act prohibited by this Agreement.  The parties agree that nothing in this Agreement shall be construed as prohibiting UCBI from pursuing any remedies available to it for any breach or threatened breach of Section 3.(e) or Section 3.(f) , without limitation, the recovery of actual damages from Executive or any person or entity acting in concert with Executive.  UCBI shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive.  If any part of Section 3.(f) is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  If either UCBI or Executive brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable.  Additionally, if Executive breaches any of the provisions of Section 3.(f), any payment made or benefit provided pursuant to Section 2 shall be disgorged to UCBI by Executive on a pro-rata basis based upon the number of months during the Non-Solicitation Period during which he violated the provisions of Section 3.(f)

8.            Governing Law; Severability. This Agreement shall be governed by the laws of the State of South Carolina without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.            Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

10.          Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof. Executive acknowledges that he has have not relied on any representations, promises, or agreements of any kind made to him in connection his decision to accept this Agreement, except for those set forth in this Agreement.

11.          Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this day and year written below.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT,
UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

Signature	/s/ Jefferson L. Harralson
Jefferson L. Harralson

Date	April 28, 2026

UNITED COMMUNITY BANKS, INC:

Signature	/s/ Holly Berry

Name	Holly Berry

Title	Executive Vice President and Chief Human Resources Officer

Date	April 28, 2026

ATTACHMENT A

FORM OF RELEASE

GENERAL RELEASE

UNITED COMMUNITY BANKS, INC., a Georgia corporation (“UCBI”), and Jefferson H. Harralson (the “Executive”) enter into this Release (this “Release”) on the 31st day of December, 2026.

WITNESSETH

WHEREAS, UCBI and the Executive are parties to an Agreement dated as of April 28, 2026 (the “Separation Agreement”);

WHEREAS, as a condition to the receipt of certain benefits to be paid following the date of this Release (the “Benefits”) under the Separation Agreement and in consideration for the execution and delivery of this Release by UCBI, the Executive has agreed to execute and deliver this Release; and

WHEREAS, in consideration for the agreements and covenants of the Executive contained in the Separation Agreement and the execution and delivery of this Release by the Executive, UCBI has agreed to execute and deliver this Release.

NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1.             The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue UCBI or any of its divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, shareholders, trustees, fiduciaries, employees, agents or attorneys of UCBI or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and hereby releases and discharges, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to UCBI, including, without limitation, all matters in any way related to the Executive’s employment by UCBI, the terms and conditions thereof, the Retention Agreement (as such term is defined in the Separation Agreement), any failure to promote the Executive and the termination or cessation of the Executive’s employment with UCBI, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the National Labor Relations Act, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act of 1990, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, and any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine including, without limitation, any South Carolina state or local laws regarding employment; provided, however, that nothing contained in this Release shall apply to, or release UCBI from any obligation (i) contained in the Separation Agreement or this Release, (ii) to indemnify Executive as required by Sections 14-2-850 through 14-2-859 of the Code of Georgia and UCBI’s bylaws (iii) with respect to any vested benefit with respect to the Executive pursuant to any employee benefit or equity plan of UCBI other than any severance or retention program or practice; or (iv) the right to (A) file a charge or complaint with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information and (B) exercise of the your rights under Section 7 of the NRLA to engage in protected, concerted activity with other employees.

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2.             The Executive acknowledges that the consideration offered in connection with the Separation Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from UCBI or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither UCBI nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive, except as provided in the Separation Agreement or in this Release.

3.             The Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4.             THE EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS THE EXECUTIVE MAY HAVE AS OF THE DATE THE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”).

THE EXECUTIVE FURTHER AGREES: (A) THAT THE EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT THE EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT CERTAIN BENEFITS CALLED FOR IN THE SEPARATION AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH UCBI WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD THE EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS RELEASE; (D) THAT THE EXECUTIVE HAS BEEN ADVISED IN WRITING BY UCBI TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT UCBI HAS GIVEN THE EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT THE EXECUTIVE REALIZES THAT FOLLOWING THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF THE EXECUTIVE CHOOSES TO SO REVOKE, AND IF THE EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE.

5.             UCBI hereby releases the Executive from any and all claims, demands or causes of action of any kind that it now has or hereafter may have against the Executive arising out of or related to the Executive’s employment or association with UCBI, with the exception of claims, demands or causes of action arising out of or related to criminal acts, fraud or knowing wrongful conduct, that arise out of or relate to any occurrences prior to the date of this Release; provided, however, that nothing contained in this Release shall apply to, or release the Executive from, any obligation contained in the Separation Agreement or this Release.

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6.             The Separation Agreement and this Release constitute the entire agreement and understanding between the parties.  The Executive has not relied on any oral statements that are not expressly stated in the Separation Agreement or this Release.

7.             This Release shall be governed by, and construed and enforced in accordance with, the internal laws of the State of South Carolina without regard to the principle of conflicts of laws.

EXECUTIVE:

Jefferson H. Harralson

UNITED COMMUNITY BANKS, INC.

By:	Holly Berry
Title: Executive Vice President and Chief Human Resources Officer

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